Exhibit 99.1

Consolidated Financial Statements

BST Safety Textiles Holding GmbH

Period from July 1, 2005 through December 31, 2005 and

Period from January 1, 2006 through December 8, 2006

with Report of Independent Auditors

BST Safety Textiles Holding GmbH

Consolidated Financial Statements

Period from July 1, 2005 through December 31, 2005 and

Period from January 1, 2006 through December 8, 2006

Report of Independent Auditors

The Shareholders of BST Safety Textiles Holding GmbH

We have audited the accompanying consolidated balance sheets of BST Safety Textiles Holding GmbH and subsidiaries as of December 8, 2006 and December 31, 2005, and the related consolidated statements of income, shareholders’ equity, and cash flows for the period from January 1, 2006 through December 8, 2006 and for the period from July 1, 2005 through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BST Safety Textiles Holding GmbH and subsidiaries at December 8, 2006 and December 31, 2005, and the consolidated results of their operations and their cash flows for the period from January 1, 2006 through December 8, 2006 and for the period from July 1, 2005 through December 31, 2005 in conformity with U.S. generally accepted accounting principles.

Ernst & Young AG

June 27, 2007

BST Safety Textiles Holding GmbH

Consolidated Balance Sheets

(Amounts in thousands of Euros)

		December 8, 2006	December 31, 2005
Current assets	Note
Cash and cash equivalents		€8,216	€11,561
Accounts receivable	9	16,312	11,676
Inventories	10	35,883	36,090
Current income tax assets		3,387	658
Prepayments and deferred charges	11	588	728
Other current assets	12	2,512	2,122

Total current assets		66,898	62,835

Non-current assets
Property, plant and equipment, net	13	76,535	66,917
Intangible assets	14	10,153	12,289
Notes receivable	15	—	155
Deferred income tax assets	8	4,301	6,707
Prepayments and deferred charges	11	1,274	1,749

Total non-current assets		92,263	87,817

Total assets		€159,161	€150,652

See notes to consolidated financial statements

BST Safety Textiles Holding GmbH

Consolidated Balance Sheets

(Amounts in thousands of Euros)

		December 8, 2006	December 31, 2005
Current liabilities	Note
Short-term debt and current portion of long-term debt	18	€97,484	€12,610
Accounts payable		26,368	17,020
Deferred income tax liabilities	8	7	276
Current tax liabilities		1,544	2,439
Accrued liabilities	16	6,442	7,116
Deferred income	17	456	601

Total current liabilities		132,301	40,062

Non-current liabilities
Long-term debt	18	4,349	87,109
Fair value of derivatives		0	46
Accrued pension liabilities	19	1,127	1,172
Other accrued liabilities	16	245	193

Total non-current liabilities		5,721	88,520

Shareholders’ equity
Share capital		150	150
(Class A shares €100, Class B shares €50)
Additional paid-in-capital		19,631	19,631
Retained earnings		957	2,253
Accumulated other comprehensive income		401	36

Total shareholders’ equity	20	21,139	22,070

Total shareholders’ equity and liabilities		€159,161	€150,652

See notes to consolidated financial statements

BST Safety Textiles Holding GmbH

Consolidated Statements of Income

(Amounts in thousands of Euros)

	Note	January 1, 2006 - December 8, 2006	July 1, 2005 - December 31, 2005
Revenues	5	€210,223	€109,228
Cost of revenues	6	184,849	96,517

Gross profit		25,374	12,711

Selling expenses		3,792	2,280
General administration expenses		6,291	3,895
Research and development expenses		1,804	866

Operating income		13,487	5,670

Other Income (expenses), net
Interest income		759	614
Interest expenses		(5,978)	(3,482)
Other income (expense), net	7	(4,055)	2,593

Income before income tax		4,213	5,395
Income tax	8	5,509	3,142

Net income		€(1,296)	€2,253

See notes to consolidated financial statements

BST Safety Textiles Holding GmbH

Consolidated Statements of Shareholders´ Equity

(Amounts in thousands of Euros)

	Share Capital	Additional Paid-in-Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity
Balance at July 1, 2005	€25	€—	€—	€—	€25
Capital contribution	125	19,631	—	—	19,756
Net comprehensive income (loss) July 1 through December 31, 2005:
Net income	—	—	2,253	—	2,253
Change in currency translation adjustment, net of tax of € 0	—	—	—	36	36

Net comprehensive income	—	—	—	—	2,289

Balance at December 31, 2005	150	19,631	2,253	36	22,070
Net comprehensive income (loss) January 1 through December 8, 2006:
Net loss	—	—	(1,296)	—	(1,296)
Change in currency translation adjustment, net of tax of € 0	—	—	—	365	365

Net comprehensive loss	—	—	—	—	(931)

Balance at December 8, 2006	€150	€19,631	€957	€401	€21,139

See notes to consolidated financial statements

BST Safety Textiles Holding GmbH

Consolidated Statements of Cash Flows

(Amounts in thousands of Euros)

	January 1, 2006 - December 8, 2006	July 1, 2005 - December 31, 2005
Operating activities
Net income	€(1,296)	€2,253
Adjustment to reconcile net result to net cash flow from operating activities
Depreciation and amortization	9,778	5,472
Non-cash interest expense / income	1,836	762
Write-off of deferred financing fees	429	179
Deferred income taxes	2,137	2,841
Loss (Gains) on disposal of property, plant and equipment	3	(46)
Change in working capital
Accounts receivable	(4,636)	6,635
Inventories	207	2,934
Other current assets	75	1,221
Accounts payable	9,348	(752)
Accrued liabilities and deferred charges	(714)	877
Change of current tax assets/liabilities	(3,670)	(3,010)
Foreign currency translation	235	(29)

Net cash flows provided by operating activities	13,732	19,337

Investing Activities
Acquisition of business, net of cash acquired	—	(16,379)
Purchase of property, plant and equipment	(16,920)	(7,978)
Purchase of intangible assets	(53)	(206)

Net cash flows used in investing activities	(16,973)	(24,563)

	January 1, 2006 - December 8, 2006	July 1, 2005 - December 31, 2005
Financing Activities
Proceeds from issuance of share capital	—	19,756
Proceeds from issuance of shareholder loans	—	19,219
Payments for shareholder loans	(125)	(150)
Payment of financing fees	—	(1,955)
Net borrowings (repayments) of Deutsche Bank facility	5,754	57,000
Repayment of assumed borrowings	—	(69,290)
Repayments of other bank debt	(294)	(4,714)
Repayment of capital lease obligations	(5,301)	(3,243)

Net cash flows provided by financing activities	34	16,623

Effect of exchange rate changes on cash and cash equivalents	(138)	139

Net change in cash and cash equivalents	€(3,345)	11,536

Cash and cash equivalents at the beginning of period	11,561	25
Cash and cash equivalents at the end of period	€8,216	€11,561

Supplemental disclosure of cash flow information:
Cash payments for income taxes, net of refunds	€7,042	€3,312
Cash payments for interest	4,120	2,715

BST Safety Textiles Holding GmbH

Notes to Consolidated Financial Statements

(Amounts in thousands of Euros, unless otherwise noted)

Note 1. Description of Business and Change in Ownership

Description of the Business

BST Safety Textiles Holding GmbH (BST or the Company), based in Maulburg, Germany, is a leading international manufacturer of flat and one piece woven fabrics for automotive air bags as well as narrow fabrics for seat belts and military and technical uses. BST’s production is largely integrated, starting with purchased yarn and ending with the textile cushion ready for assembling. BST also offers a range of services in the areas of research and development. BST has five manufacturing facilities located in Germany and Poland and two located in the United States.

Change in Ownership

On July 1, 2005, BST completed through its subsidiary BST GmbH the acquisition of the “Airbag-Business” unit and the “US Seatbelt-Business” unit of Berger Group. BST GmbH and the Company were established prior to the acquisition by its shareholder BST Safety Textiles Luxemburg S.a.r.l, Luxembourg (“BST LuxCo”), a company held by the shareholders PPMC PSPS Nominees Ltd., PPMC BOS Nominees Ltd., PPMC Holborn Nominees Ltd (collectively “PPMC”) and Mr. Hans Albert Graefe, Mr. Georg Saint-Denis and Mr. Frank Goehring (“BST Management”). The purchase price totaled € 20.1 million, including direct costs of the acquisition of € 5.8 million, excluding assumed debt of € 60.3 million.

BST was capitalized by equity investments of € 19,281 and shareholder loans of €18,669 from BST Luxco and equity instruments of € 500 and shareholder loans of € 500 from BST Management. Funding for the acquisition included the equity and debt instruments from BST LuxCo and BST Management, as well as a new revolving credit and term loan facility by BST GmbH.

BST is a German limited liability company.

Note 2. Basis of Presentation

The consolidated financial statements of BST have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The financial statement presentation is based on a consistent ownership structure from July 1, 2005 to December 8, 2006. The financial statements do not reflect the impact of the December 8, 2006 acquisition and as such, the financial statements do not present comparable periods.

All subsidiaries controlled by BST are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated. In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by Financial Accounting Standards Board (“FASB”) Interpretation No. 46(R) Consolidation of Variable Interest Entities (“FIN 46(R)”) and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FIN 46(R).

Note 3. Summary of Significant Accounting Policies

Use of Estimates

Preparation of the financial statements in conformity with US GAAP requires management to make estimates and assumptions related to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amounts of revenues and expenses for the period. Actual results could differ from those estimates.

Measurement of property, plant and equipment involves the use of estimates for determining the fair value at the acquisition date, in particular in the case of such assets acquired in a business combination. Furthermore, the expected useful lives of these assets must be estimated. The determination of the fair values of assets and liabilities, as well as of the useful lives of the assets is based on management’s judgment.

The determination of impairments of property, plant and equipment, and intangible assets involves the use of estimates that include, but are not limited to, the cause, timing and amount of the impairment. The identification of impairment indicators, as well as the estimation of future cash flows and the determination of fair values for assets (or groups of assets) require management to make significant judgments concerning the identification and validation of impairment indicators, expected cash flows, applicable discount rates, useful lives and residual values.

Management maintains an allowance for doubtful accounts to account for estimated losses resulting from the inability of customers to make required payments. When evaluating the adequacy of an allowance for doubtful accounts, management bases its estimates on the aging of accounts receivable balances and historical write-off experience, customer credit worthiness and changes in customer payment terms. If the financial condition of customers were to deteriorate, actual write-offs might be higher than expected.

The management exercises considerable judgment in measuring and recognizing provisions. Judgment is necessary in assessing the likelihood that a pending claim will succeed, or a liability will arise, and to quantify the possible range of the final settlement. Because of the inherent uncertainties in this evaluation process, actual payments may be different from the originally estimated provision. Revisions to the estimates may affect future operating results.

Foreign Currency Translation

The assets and liabilities of foreign operations where the functional currency is not the Euro are translated into Euro using the rates of the balance sheet date. The statements of income and the statements of cash flows are translated using average exchange rates during the respective periods. The resulting translation adjustments are recorded as a component of Accumulated Other Comprehensive Income.

The assets and liabilities of subsidiaries whose functional currency is the Euro are remeasured into Euro from the local currency using the exchange rate at the date of transaction. At balance sheet dates, monetary items are remeasured at the rate of the balance sheet date, and non-monetary items are remeasured at the exchange rate at the date of transaction. Remeasurement differences are recognized in profit or loss.

The exchange rates for Euro, which is the currency used in the preparation of the consolidated financial statements, were as follows:

	Rate at balance sheet date		Average rate
1 EURO	December 8, 2006	December 31, 2005	Period from January 1, 2006 to December 8, 2006	Period from July 1, 2005 to December 31, 2005
Polish zlotys (PLN)	3.81136	3.85904	3.90196	3.96885
U.S. dollar (USD)	1.32948	1.18436	1.25102	1.20490

Financial Instruments

The consolidated financial statements include financial instruments. The fair market value of such instruments may differ from amounts reflected on a historical basis. Financial instruments of the Company consist of cash deposits, accounts receivable, advances to affiliates, accounts payable, certain accrued liabilities and long term debt. The Company`s financial instruments, other than long term debt, generally approximate their fair values based on the short-term nature of these instruments.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price of the transaction is fixed and determinable, and collectibility is reasonably assured. Revenues are recognized net of discounts, cash sales incentives, customer bonuses and rebates granted. Shipping and handling costs are recorded as cost of revenues in the period incurred.

Income Taxes

Income taxes include current income taxes payable as well as deferred taxes. Tax liabilities mainly comprise liabilities for domestic and foreign income taxes. They include liabilities for the current period as well as for prior periods. The liabilities are measured based on the applicable tax law in the countries BST operates in and include all facts the Company is aware of.

Deferred tax assets or liabilities are determined based on temporary differences between financial reporting and the tax basis of assets and liabilities including differences from consolidation, loss carry forwards and tax credits. Amortization of these differences or realization of loss carry forwards and tax credits are based on enacted local tax rules and tax rates. BST recognizes a valuation allowance on deferred tax assets if it is more likely than not that the benefit from the deferred tax asset will not be realized.

Research and Development

Research and development costs are expensed when incurred.

Cash and Cash Equivalents

Cash and cash equivalents, which include cash accounts and short-term cash deposits at banks, have original maturities of up to three months.

Inventories

Inventories are valued at the lower of acquisition or manufacturing cost or market. Manufacturing costs comprise direct material and labor and applicable manufacturing overheads, including depreciation charges.

Accounts Receivable

Accounts receivable are measured at the amount the item is initially recognized less any impairment losses using best estimates. The Company estimates its allowance for doubtful accounts based on a combination of historical and current information regarding the balance of accounts receivable, as well as the current composition of the pool of accounts receivable. The Company determines past due status on accounts receivable based on contractual terms of the original sale. Accounts receivable that management believes to be ultimately uncollectible are written off upon such determination. The Company reserves for sales returns for off-quality goods.

Property, Plant and Equipment

Property, plant and equipment is valued at acquisition costs less accumulated depreciation. Plant and equipment under capital leases are stated at fair value of minimum lease payments less accumulated depreciation. Depreciation is recognized using the straight-line method.

Property, plant and equipment are depreciated over the following estimated useful lives:

Buildings	15 to 40 years
Building improvements	10 to 30 years
Machinery and equipment	5 to 15 years
Furniture and fixtures	3 to 10 years

Expenditures for repairs and maintenance are charged to expense as incurred. Renewals or improvements of significant items are capitalized.

Leasing

All leases that meet certain specified criteria intended to represent situations where the substantive risks and rewards of ownership have been transferred to the lessee are accounted for as capital leases. All other leases are accounted for as operating leases. Rent expense on operating lease is recognized over the respective lease terms using the straight-line method.

Intangible Assets

All recognized intangible assets have an estimable useful live. The intangible assets are valued at acquisition cost less accumulated amortization. Amortization is recognized using the straight-line method over the following estimated useful lives:

Customer relationships	5 years
Patents	15 years
Software	5 to 10 years

The Company continually monitors conditions that may affect the carrying value of its intangible assets. When conditions indicate potential impairment of such assets, the Company evaluates the estimated fair value of the assets. When the estimated fair value of an asset is less than the carrying value of the asset, the impaired asset is written down to its estimated fair value, and is charged to operations in the period in which impairment is determined. Management is currently not aware of any events that would indicate potential impairment of its intangible assets.

Prepayments and deferred charges

Costs incurred in connection with financing activities are deferred and amortized over the lives of the respective debt instruments using the straight-line method and are charged to interest expense.

Derivative Instruments and Hedging Activities

BST uses derivative financial instruments such as swaps for hedging purposes. The accounting of derivative instruments is based upon the regulations of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. BST recognizes all derivative instruments as assets or accrued liabilities on the balance sheet and measures them at fair value. Changes in the fair value of derivative instruments are recognized periodically in the profit or loss statement, as the provisions of hedge accounting were not met.

Classification of derivatives as current or non-current is based upon whether the maturity of the instrument is less than or greater than 12 months.

The fair value of derivatives is the value that BST would receive or have to pay if the financial instrument were discontinued at the reporting date. The fair value of derivative interest rate swaps are estimated by discounting expected future cash flows using current market interest rates and yield curve over the remaining term of the instrument.

Accrued Liabilities

Accrued liabilities are recognized where the Company has legal or constructive obligations to third parties on the basis of past transactions or events. These accrued liabilities are carried at their expected settlement amount, taking into account all identifiable risks. The settlement amount is calculated on the basis of a best estimate.

Included in accrued liabilities, BST records its obligations for “Altersteilzeit”. The Altersteilzeit program is a partial retirement program in Germany designed to create an incentive for employees within a certain age group, to transition from full or part-time employment into retirement before their legal retirement age. The Altersteilzeit program provides the employee with a bonus which is reimbursed by subsidies from the German government if certain conditions are met. The bonuses provided by the employer are accounted for as postemployment benefits under SFAS 112, “Employer’s Accounting for Postretirement Benefits,” with compensation cost recognized over the remaining service period beginning when the individual agreement is signed by the employee and ending when the active service period ends. The government subsidy is recognized when the employer meets the necessary criteria and is entitled to the subsidy.

Pension Benefits

BST provides pension benefits to certain employees. The pension plans are not funded.

The measurement of pension benefit plans is based upon the projected unit credit method in accordance with SFAS 87, “Employers’ Accounting for Pensions”.

New Accounting Standards Not Yet Adopted

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 determines how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions taken or expected to be taken on a tax return. Under FIN 48, the tax benefit from an uncertain tax position may be recognized only if it is more likely than not that the tax position will be sustained, based solely on its technical merits, with the taxing authority having full knowledge of all relevant information. The measurement of a tax benefit for an uncertain tax position that meets the more-likely-than-not threshold is based on a cumulative probability model under which the largest amount of tax benefit recognized is the amount with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. FIN 48 also requires significant new annual disclosures. FIN 48 will be applied beginning January 1, 2007. The cumulative effect will be reported as an adjustment to the opening balance of retained earnings as of the date of adoption, except for items that would not be recognized in earnings, such as the effects of the positions related to business combinations. BST is currently determining the effect of FIN 48 on the Company’s consolidated financial statements.

In 2006, the Emerging Issues Task Force (“EITF”) ratified a consensus with respect to EITF Issue No. 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, Accounting for Compensated Absences”. The EITF reached a tentative conclusion that the employee’s right does accumulate and the obligation should be accrued over the required service period. The basis for this conclusion is that “unused rights” do not expire at the end of each year during the required service period and that prior service is a factor in determining eligibility. That is, the benefit accumulates as the employee provides the requisite years of service to reach the eligibility date. We do not expect that the adoption of EITF Issue No. 06-2 will have a material impact on the consolidated results of operations and financial condition.

In June 2006, the Emerging Issues Task Force ratified a consensus with respect to EITF Issue 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-3”). EITF 06-3 relates to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer, but is not limited to sales, use, value added and some excise taxes. EITF 06-3 permits the presentation of sales and other taxes on either a gross (included in revenues and costs) or net (excluded from revenues) basis. Such presentation is an accounting policy decision that should be disclosed pursuant to APB Opinion No. 22, “Disclosures of Accounting Policies.” If reported on a gross basis, the amount of any such taxes should be disclosed in interim and annual financial statements. EITF 06-3 is effective for periods beginning after December 15, 2006. We do not expect to change our presentation of sales and other taxes, which is currently on a net basis.

On September 15, 2006, the FASB issued FASB Statement No. 157, “ Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, with earlier adoption permitted. We do not expect that the adoption of SFAS 157 will have a material impact on the consolidated results of operations and financial condition.

In February 2007, the FASB issued FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits measurement of recognized financial assets and liabilities at fair value with some certain exceptions such as investments in subsidiaries, obligations for pension or other postretirement benefits, and financial assets and financial liabilities recognized under leases. Changes in the fair value of items for which the fair value option is elected should be recognized in income or loss. The election to measure eligible items at fair value is irrevocable and can only be made at defined election dates or events, generally on an instrument by instrument basis. Items for which the fair value option is elected should be separately presented or parenthetically be disclosed in the statement of financial position. SFAS 159 also requires significant new disclosures that apply for interim and annual financial statements. SFAS 159 shall be effective for fiscal years beginning after November 15, 2007 with earlier adoption permitted, if certain conditions are met. The effect of the first remeasurement to fair value of eligible items existing will be reported as an adjustment to the opening balance of retained earnings as of the date of adoption. The new regulation will not have an impact on the Company’s consolidated financial statements.

Concentration of Risk

BST’s financial position, results of operations, and cash flows are subject to numerous risks and uncertainties. Factors that could affect the Company’s future financial statements and cause actual results to vary materially from expectations include, but are not limited to, changes in global economic conditions; overcapacity and intense competition in the automotive industry; dependence on suppliers, primarily single source suppliers; fluctuations in currency exchange rates and interest rates.

The Company maintains its cash balances in several financial institutions. The Company has not experienced any losses in such accounts and believes it is not exposted to any significant credit risk on cash and cash equivalents.

Allowance for Doubtful Accounts and Concentration of Credit Risk

The Company extends credit terms to its customers on an unsecured basis. For credit terms on an unsecured basis BST records an allowance for doubtful accounts. BST believes the allowance for doubtful accounts is sufficient to fully cover any potential credit losses. Accounts receivable are written off against the allowance when collection is considered unlikely.

The chart below sets forth our dependence on our largest customers expressed as a percentage of total revenues and of total accounts receivable:

	% of Total Consolidated Revenue
	January 1, 2006 - December 8, 2006		July 1, 2005 - December 31, 2005
Customer A	€107,723	51%	€59,775	55%
Customer B	24,882	12%	10,826	10%

	% of Total Consolidated Accounts Receivable
	December 8, 2006		December 31, 2005
Customer A	€9,109	56%	€5,842	50%
Customer B	533	3%	1,612	14%

Note 4. Acquisitions

On July 1, 2005, BST completed through its subsidiary BST GmbH the acquisition of the “Airbag-Business” unit and the “US-Seatbelt-Business” unit of Berger Group. BST Holding was established prior to the acquisition by its shareholder BST Safety Textiles Luxembourg S.a.r.l., Luxembourg (“BST LuxCo”), a company held by the shareholders PPMC PSPS Nominees Ltd., PPMC BOS Nominees Ltd., PPMC Holborn Nominees Ltd. (collectively “PPMC”) and Mr. Hans Albert Graefe, Mr. Georg Saint-Denis and Mr. Frank Göhring (“BST Management”).

The purchase price for the shares and acquisition cost resulted in a total purchase price of € 20.1 million. The sum of the fair values assigned to assets acquired and liabilities assumed exceeded acquisition cost by € 22.7 million. The excess over cost has been allocated as a pro rata reduction of the amounts that otherwise would have been assigned to the acquired assets in accordance with FASB Statement No. 141, “Business Combinations”. The following table summarizes the estimated fair values of assets acquired and liabilities assumed by BST as of the acquisition date, as well as the final allocation of the purchase price. No allocation to goodwill occurred.

	Fair values	Excess over cost	Final purchase price allocation
Current assets
Cash	€3,755	€—	€3,755
Inventories	39,024	—	39,024
Receivables	18,311	—	18,311
Other current assets	6,530	—	6,530

	67,620	—	67,620
Non-current assets

Property, plant and equipment	85,236	(22,005)	63,231

Intangible assets
Customer relationships	14,293	(3,690)	10,603
Patents	2,063	(533)	1,530
Other intangibles	1,561	(403)	1,158
Deferred income tax asset	3,666	3,920	7,586
Other	227	—	227

	107,046	(22,711)	84,335

Total assets acquired	174,666	(22,711)	151,955

Current liabilities	109,665	—	109,665
Non-current liabilities	22,156	—	22,156

Total liabilities assumed	131,821	—	131,821

Net assets acquired	€42,845	€(22,711)	€20,134

Fair values of land and buildings, machinery and equipment have been determined by an independent appraisal company.

Note 5. Revenues

Net revenues break down into the following revenue categories:

	January 1, 2006 - December 8, 2006	July 1, 2005 - December 31, 2005
Revenues from airbag	€166,414	€88,179
Revenues from non-airbag	43,809	21,049

	€210,223	€109,228

	January 1, 2006 - December 8, 2006	July 1, 2005 - December 31, 2005
Europe	€137,523	€75,022
North America	72,700	34,206

	€210,223	€109,228

Note 6. Cost of revenues

The cost of revenues comprise primarily cost of raw materials and supplies, cost of purchased services, wages and salaries.

Note 7. Other Income (Expense), net

	January 1, 2006 - December 8, 2006	July 1, 2005 - December 31, 2005
Currency translation	€(4,436)	€1,967
Other	381	626

	€(4,055)	€2,593

Note 8. Income Taxes

Income tax expense is comprised of the following components:

	January 1, 2006 - December 8, 2006	July 1, 2005 - December 31, 2005
Taxes on income
- Germany	€(3,316)	€(180)
- United States	—	—
- Poland	(56)	(122)

	(3,372)	(302)

Deferred taxes
- Germany	(2,017)	(2,445)
- United States	—	—
- Poland	(120)	(395)

	(2,137)	(2,840)

Total	€(5,509)	€(3,142)

Net deferred income tax assets and liabilities in the consolidated balance sheets are as follows:

	December 8, 2006	December 31, 2005
Deferred tax assets	€4,301	€6,707
Deferred tax liabilities	(7)	(276)

Deferred tax assets, net	€4,294	€6,431

Deferred taxes relate to the following key balance sheet items and loss carry forwards:

	December 8, 2006			December 31, 2005
	Assets		Liabilities	Assets		Liabilities
Current deferred tax assets and liabilities
Inventories		€1,096			€564	288
Other assets		72	7		102
Accrued liabilities		112			108	5
Derivatives		—			17

		1,280	7		791	293
Valuation allowance		(1,280)			(774)

		—	7		17	293
Netting		—	—		(17)	(17)

	€		7	€		276

Non-current deferred tax assets and liabilities
Land and buildings		€1,131			€1,015
Machinery and equipment		547			2,713
Intangible assets		3,603	2,801		4,719	3,508
Liabilities		2,108			372
Loss carry forward		7,121			5,876

		14,510			14,695
Valuation allowance		(7,408)			(4,480)

		7,102	2,801		10,215	3,508
Netting		(2,801)	(2,801)		(3,508)	(3,508)

		€4,301			€6,707

A valuation allowance for the deferred taxes of BST US Holding GmbH & Co KG has been recorded. It amounts to € 8,572 and € 5,166 for December 8, 2006 and December 31, 2005, respectively.

The valuation allowance as of December 8, 2006 contains an amount that is related to purchase accounting. As of July 1, 2005 the amount is € 4,317. It will be credited first to reduce intangible assets to zero when realized. Once intangible assets are reduced to zero, further benefits will then be credited to income tax expense when realized.

As of December 8, 2006, BST had in Germany tax loss carry forwards for trade tax of approximately € 780 (€ 756 as of December 31, 2005 and loss carry forwards for corporate tax of € 166 as of December 31, 2005). The Company has considered its tax loss carry forwards under all criteria of FAS 109 and has concluded that only a portion thereof is more likely than not to be used in the foreseeable future. The Company has therefore set up a valuation allowance for the portion which cannot be used due to current tax legislation. In the period January 1, 2006 through December 8, 2006 the loss carry forward was partially used. Generally, loss carry forwards do not expire in Germany.

As of December 8, 2006 BST had in the US tax loss carry forwards of approximately € 2,378 (€ 863 as of December 31, 2005). In the US, loss carry forwards have a maximum life of 20 years. Due to the history of the losses it is more likely than not that these loss carry forwards cannot be used. Consequently, the Company has set up a valuation allowance at an amount of € 1,515 at December 8, 2006 and € 863 as of December 31, 2005, respectively.

As of December 8, 2006 BST had in Poland tax loss carry forwards resulting from a Special Economic Zones provision of approximately € 4,627 (€ 4,857 as of December 31, 2005). Special economic Zones are designated areas in the territory of Poland, in which business activities can be conducted on preferential terms. In these Special Economic Zones investors may be eligible for exemption from income tax. The Company assumes that the loss carry forwards can be fully used.

The combined income tax rate of BST amounts to 37,35%, comprising corporate income tax, the solidarity surcharge on corporate income tax and trade income tax.

A reconciliation of expected income tax expense to actual income tax expense is included in the following table:

	January 1, 2006 - December 8, 2006	July 1, 2005 - December 31, 2005
Earnings before taxation	€4,213	€5,395

Taxes based on the relevant tax rate (37,35%)	1,573	2,015
Differences in taxes (non-deductible expenses, trade tax additions and shortage etc.)
- non deductable expenses	327	334
- tax additions and shortages	(7)	(12)
- trade tax additions	281	(75)
- Special economic tax zone Poland	13	399
Foreign tax rate differential	(236)	(560)
Tax free income	(41)	(68)
Tax effects from prior years	188	77
Increase in valuation allowance	3,434	1,006
Other	(23)	26

Actual expense for income taxes	€5,509	€3,142

Effective tax rate	130,8%	58,2%

On February 5, 2007, the German government officially published the first technical draft for a 2008 Business Tax Reform. On March 14, 2007, the German government initiated the legislative process and introduced the draft bill to parliament with the objective of finalizing the entire process. On May 25, 2007, parliament voted and passed an amended version of the March 14, 2007 draft bill. Among other measures, the draft included a reduction of the combined corporate and trade tax rate by as much as nine percentage points. The new corporate rate will be 15%, plus the surcharge of 5.5%, resulting in a total rate of 15.825% (reduced from 26.375%). The trade tax base rate for corporations (i.e., the factor with which the municipal factor rate is multiplied) will be lowered from 5% to 3.5%. Other changes involve a tightening of the interest expense deduction and NOL limitation rules, an increased add-back of interest, license, rent and lease payments for trade tax purposes, and elimination of the deductibility of trade tax as a business expense. In addition, the draft included far-reaching changes in transfer pricing that target the shift of business functions into other taxing jurisdictions. For BST, the combined nominal tax rate is estimated to be lowered from 37.35% to 28.10%. However, due to the tightening of the interest expense deduction of debt financed companies and the add-back of interest, rent and lease payments for trade tax purposes the overall effective tax rate could increase.

Before becoming effective, the reform must pass the State Council (Bundesrat), be signed by the German president and be published in the Federal Gazette. If signed by the German President the new regulations will be effective for the financial year 2008.

Note 9. Accounts Receivable

	December 8, 2006	December 31, 2005
Receivables from sales of goods and services	€16,472	€11,847
Allowance for doubtful accounts	(160)	(171)

	€16,312	€11,676

All accounts receivables are expected to be realized within one year.

Changes in the allowance for doubtful accounts for accounts receivables were as follows:

	December 8, 2006	December 31, 2005
Balance at beginning of year	€(171)	€(344)
Additions (allowances recognized as expense)	(51)	(195)
Utilization	50	348
Reversal	12	20

Balance at end of year	€(160)	€(171)

Note 10. Inventories

	December 8, 2006	December 31, 2005
Raw materials and supplies	€10,059	€9,198
Work-in-process	6,525	7,527
Finished goods	19,299	19,365

	€35,883	€36,090

Note 11. Prepayments and Deferred Charges

	December 8, 2006	December 31, 2005
Current
Credit facility arrangement fees	€388	€429
Prepaid insurance	103	112
Rent prepayment	0	111
Other	97	76

	€588	€728

	December 8, 2006	December 31, 2005
Non-current
Credit facility arrangement fees	€959	€1,347
Employee advances and deposits	315	402

	€1,274	€1,749

For the arrangement of a new credit facility BST GmbH paid fees in the total amount of € 1,955. The fees were deferred and are charged to expense pro rata until maturity.

Note 12. Other Current Assets

	December 8, 2006	December 31, 2005
VAT receivables	€1,730	€1,282
Energy tax receivable	316	—
Shareholder loan BST LuxCo	303	—
Receivable Berger Group	—	685
Other	163	155

	€2,512	€2,122

Regarding the shareholder loan to BST LuxCo reference is made to Note 15.

Note 13. Property, Plant and Equipment

	December 8, 2006	December 31, 2005
Land and buildings	€30,566	€31,063
Machinery and equipment	47,137	36,572
Deposits on machinery and equipment	10,399	3,574

Total cost	88,102	71,209
Accumulated depreciation	(11,854)	(4,264)
Effect of currency translation	287	(28)

	€76,535	€66,917

Depreciation expense was € 7,590 (January 1, 2006 through December 8, 2006) and € 4,264 (July 1, 2005 through December 31, 2005).

Property, plant and equipment includes land and buildings, technical equipment and other equipment capitalized under capital lease agreements as following:

	December 8, 2006	December 31, 2005
Land and buildings	7,886	7,864
Machinery and equipment - cost	€16,928	17,698
Accumulated depreciation	(4,357)	(1,478)
Effect from foreign currencies	103	(9)

	€20,560	24,075

Depreciation expense related to capital lease assets was € 2,879 (January 1, 2006 through December 8, 2006) and € 1,478 (July 1, 2005 through December 31, 2005).

Note 14. Intangible Assets

	December 8, 2006	December 31, 2005
Cost	€13,549	€13,497
Accumulated amortization	(3,396)	(1,208)

	€10,153	€12,289

Intangible assets include:

	December 8, 2006	December 31, 2005
Customer relationships	€10,603	€10,603
Patents	1,530	1,530
Other intangible assets	1,416	1,364
Accumulated amortization	(3,396)	(1,208)

	€10,153	€12,289

Amortization expense on intangible assets was € 2,188 (January 1, 2006 through December 8, 2006) and € 1,208 (July 1, 2005 through December 31, 2005).

The Company expects the amortization expense for the major intangible assets to be as follows:

	Customer Relationships	Patents	Other Intangible Assets
December 9 - 31, 2006	€177	€9	€12
2007	2,121	102	146
2008	2,121	102	146
2009	2,121	102	146
2010	1,059	102	146
2011	—	102	146
Thereafter	—	867	426

	€7,599	€1,386	€1,168

Note 15. Notes Receivable

	December 8, 2006	December 31, 2005
Shareholder loan BST LuxCo	€—	€155

BST GmbH granted loans to BST LuxCo amounting to € 150 in 2005 and additional € 125 in 2006 which originally matured in 2010. The annual interest was 10%. The loan and accrued interest amounted to € 155 as of December 31, 2005 and € 303 as of December 8, 2006. Interest income recognized in the Consolidated Statements of Income were € 23 (January 1, 2006 through December 8, 2006) and € 5 (July 1, 2005 through December 31, 2005).

Note 16. Accrued Liabilities

Accrued liabilities consisted of the following:

	December 8, 2006	December 31, 2005
Current
Accrued personnel and social costs	€3,053	€2,552
Customer rebates, discounts and bonuses	1,122	1,640
Purchase commitment	849	569
Outstanding license payments	403	1,121
Altersteilzeit (Partial retirement obligations)	111	20
Other	904	1,214

	€6,442	€7,116

Non-current
Altersteilzeit (Partial retirement obligations)	€245	€193

Note 17. Deferred Income

Deferred income of € 456 (December 8, 2006) and € 601 (December 31, 2005) is primarily related to economic incentive grant monies received from local governments in the United States. In May 2005, the BST subsidiary Narricot Industries LP (“Narricot”) entered into three economic development agreements with local government in Virginia, USA. The agreements with Southampton County (via the Virginia Economic Development Partnership) and Mecklenburg County (via the Virginia Economic Development Partnership) provide $800,000 (US dollars) towards expansion of Narricot´s facilities located in Southampton County, Virginia (Boykins plant) and Mecklenburg County, Virginia (South Hill Plant). In exchange for the consideration received, Narricot agreed to increase its workforce (and maintain the increased level for 36 months) and make certain capital improvements at each of its plants. The Company has recognized € 434 (December 8, 2006) and € 578 (December 31, 2005) in deferred income related to these grants.

The recognition of these amounts is contingent upon meeting certain investment and hiring levels, as well as the passage of time.

Note 18. Debt

	December 8, 2006	December 31, 2005
Short-term debt and current portion of long-term debt

Term and revolving bank loans	€74,043	€6,438
Shareholder loans	21,845	767
Capitalized lease obligations	1,520	5,384
Other	76	21

	€97,484	€12.610

Bank debt and other long-term obligations

Capitalized lease obligations	€4,264	€5,701
Term bank loans	—	62,145
Shareholder loans	—	19,219
Other	85	44

	€4,349	€87,109

Term and revolving bank loans

Term and revolving bank loans were as follows:

	December 8, 2006	December 31, 2005
Deutsche Bank syndicated credit facilities	€62,774	€57,020
Term loans	11,269	11,563

	€74,043	€68,583

BST entered into a syndicated credit agreement with Deutsche Bank for a total amount of € 86,000. According to the agreement BST obtained access to the following credit facilities:

Tranche A:	loan facility at an amount of € 37,000; repayable every half year beginning June 30, 2005 and ending December 31, 2010.

Tranche B:	loan facility at an amount of € 24,000; repayable in total with accrued interest at maturity at December 31, 2011.

Tranche C:	revolving credit facility at an amount of € 10,000

Tranche D:	revolving credit facility at an amount of € 15,000

Amounts outstanding under the credit facility bear interest at the rate of EURIBOR plus a margin of between 1.25% and 2.75%, depending on the debt equity of the Company.

The margin depends on BST’s debt equity ratio as follows:

debt equity ratio	Margin Tranche A	Margin Tranche B	Margin Tranche C	Margin Tranche D
> 2,75 - 3,30	2,5% p.a.	2,75% p.a.	2,5% p.a.	2,75% p.a.
> 2,25	2,25% p.a.	2,5% p.a.	2,25% p.a.	2,5% p.a.
> 1,75	2,0% p.a.	2,25% p.a.	2,0% p.a.	2,25% p.a.
> 1,25	1,75% p.a.	2,0% p.a.	1,75% p.a.	2,0% p.a.
> 0,75	1,5% p.a.	1,75% p.a.	1,5% p.a.	1,75% p.a.
< 0,75	1,25% p.a.	1,5% p.a.	1,25% p.a.	1,5% p.a.

The loan falls due if the covenants are not met. The covenants were met at December 31, 2005 and December 8, 2006.

The usage of the Deutsche Bank credit facilities as well as the amounts of accrued interest were as follows:

	December 8, 2006	December 31, 2005
Tranche A (Term loan)	€33,827	€37,000
Tranche B (Term loan)	20,000	20,000
Tranche C (Revolving loan)	5,849	—
Tranche D (Revolving loan)	3,000	—
Accrued interest	98	20

	€62,774	€57,020

Weighted average interest rates for the Deutsche Bank credit facility were 4.57% (July 1, 2005 through December 31, 2005) and 5.04% (January 1, 2006 through December 8, 2006).

For the arrangement of the credit facility Deutsche Bank charged to the Company arrangement fees of € 1,955 in 2005. The fees were capitalized (€ 1,776 as of December 31, 2005, and € 1,347 as of December 8, 2006, respectively) and are amortized over the period until the maturity.

The obligations under the credit agreement are secured by pledges of shares of subsidiaries and of all patent rights, mortgages on land and buildings in Germany as well as by BST´s machinery and equipment, inventories and trade receivables.

BST GmbH has entered into capital lease arrangements for facilities in Germany. The Company in this arrangement leased the assets from certain partnerships. These entities are considered to be variable interest entities under FIN 46 (R). BST has concluded that it is the primary beneficiary under the agreement and has, therefore, consolidated the entities, including the related bank debt reflected above as € 11,269 as of December 8, 2006 and € 11,563 as of December 31, 2005, respectively.

Shareholder loans

In order to provide a source of funding for the acquisition of the BST business from Berger Group PPMC THIRD Nominees Ltd., PPMC PSPS Nominees Ltd. and PPMC BOS Nominees Ltd and the members of BST Management granted loans to BST in a total amount of € 19.169 at an annual interest rate is 10%. The loans mature at December 31, 2011.

In 2005, the shareholder BST LuxCo granted a loan of € 50 to BST Holding GmbH at an annual interest rate of 1%. The loan matures at December 31, 2011. Under the terms of the contract in case of the sale of the total or parts of the Company, BST LuxCo may convert all or parts of the amounts borrowed into shares of the Company`s stock if certain multiples or return rates are jointly achieved by the borrowers PPMC and BST LuxCo.

Loans and accrued interest amounted to € 21,845 as of December 8, 2006 and € 19,986 as of December 31, 2005. Interest expense recognized in the consolidated statements of income was € 1,859 (January 1, 2006 through December 8, 2006) and € 767 (July 1, 2005 through December 31, 2005).

Capital Leases

Future minimum lease payments due for property, plant and equipment under capital leases are due as follows:

	December 9 -31, 2006	2007	2008	2009	2010	2011 and thereafter
Assets under capital leases	€0	1,793	1,148	1,025	790	2,311

Total as of December 8, 2006	€0	1,793	1,148	1,025	790	2,311

The reconciliation of future minimum lease payments from capital lease agreements to the corresponding liabilities is as follows:

	December 8, 2006	December 31, 2005
Amount of future minimum lease payments	€7,067	€12,893
Less interest included	(1,283)	(1,808)

Liabilities from capital lease agreements	€5,784	€11,085

Current liabilities	€1,520	€5,384
Non-current liabilities	4,264	5,701

	€5,784	€11,085

Interest rates are imputed at 4.6% to 13.9%.

Derivatives

As of December 31, 2005, the Company had two interest rate swap contracts to pay fixed rates of interest (3.09% and 3.24%) and received variable fixed rates of interest on basis of 6-months-EURIBOR. The notional amounts of contracts (€ 18,500 and € 18,000) mature to December 31, 2010 and December 31, 2011. As of December 31,

2005, the net fair value of the two interest rate swaps amount to € 46. The change in the fair values is recorded in the income statement for the period of July 1 until December 31, 2005 in Interest Expense.

In October 2006, the two interest rate swaps were sold. The Company realized in 2006 a gain on market value valuation of the interest swaps at an amount of € 690. The gain is reported in the consolidated statement of income in Interest Income.

Note 19. Accrued Pension Benefits

The Company currently has two types of plans, defined benefit and defined contribution plans.

BST recognizes pension costs and pension liabilities for current and future benefits to current and former employees of the Company. The Company´s pension plans are structured differently according the legal, economic and financial circumstances in the US, Germany and Poland. The pension plans are currently unfunded.

The accumulated benefit obligation of the pension plans was € 1,127 (December 8, 2006) and € 1,172 (December 31, 2005).

The development of the projected benefit obligation is as follows:

	December 8, 2006	December 31, 2005
Projected benefit obligation at beginning of the period	€1,172	€1,173
Service costs	39	5
Interest expense	43	23
Pension benefits paid	(60)	(31)
Unrealized gains and losses	(67)	2

Projected benefit obligation at end of the period	€1,127	€1,172

The following table summarizes the weighted-average assumptions used for and the components of net annual benefit cost (income):

	December 8, 2006	December 31, 2005
Discount rate	4.50%	4.00%
Rate of compensation increase	0.00%	0.00%
Rate of pension progression	1.50%	1.50%

BST used the rates from the 2005 Heubeck mortality tables G for the valuation of the German pension obligations.

The components of net pension cost were as follows:

	December 8, 2006	December 31, 2005
Service cost	€39	€5
Interest expense	43	23

Pension cost	€82	€28

The effect of a change in discount rate on 2006 pension cost as well as on accumulated benefit obligation as of December 8, 2006 is shown in the table below:

	1-Percentage Point Increase	1-Percentage Point Decrease
Effect on total of service and interest cost components	€8	€(9)
Effect on accumulated benefit obligation	€129	€(108)

Projected future periodic pension payments are as follows:

December 9 – 31, 2006	€7
2007	66
2008	69
2009	76
2010	77
2011 - 2015	390

In the US, the Company sponsors a defined contribution retirement plan covering substantially all employees. The Company matches 25% of each participant’s voluntary contributions. In addition, the Company may make a discretionary contribution to the plan on an annual basis. Employees are immediately vested in the Company’s matching contributions. Employer contributions were € 50 for the period from January 1 through December 8, 2006 and € 28 from July 1 through December 31, 2005.

Note 20. Shareholders’ Equity

The fully paid-in share capital of BST is divided in ordinary class A and preferred class B shares as follows:

	Share Capital	Additional Paid-in Capital	Total Paid-in Capital
Class A	€100	1,567	€1,667
Class B	50	18,064	18,114

	€150	19,631	€19,781

The owner of the class B shares, BST LuxCo, is entitled to receive an annual preferred dividend of 10% of total paid-in capital of € 18,114. Furthermore class B shares have a liquidation preference up to an amount of related total paid-in capital. Class B shares can not participate in further dividend payments. Preferred dividends and capital contributions may not be paid to the owner of class B shares as long as BST shareholders have granted shareholder loans. Shareholder loans (including unpaid interest) amounted to € 21,845 as of December 8, 2006 and € 19,986 as of December 31, 2005 and are included in debt on the balance sheets.

Note 21. Related Party Transactions

BST incurred interest expenses for shareholder loans from PPMC and the management amounting to € 1,859 (January 1, 2006 to December 8, 2006) and € 767 (July 1, 2005 to December 31, 2005).

BST incurred interest income for loans granted to BST LuxCo amounting to € 23 (January 1, 2006 to December 8, 2006) and € 5 (July 1, 2005 to December 31, 2005).

Note 22. Commitments

The Company has committed to purchase or invest in the construction and maintenance of various production facilities. Amounts under these arrangements represent commitments to purchase plant or equipment in the future. Commitments to invest in plant and equipment are approximately € 490 as of December 8, 2006.

The Company also entered into non-cancelable operating leases for equipment. Total rentals under operating leases charged to expense amounted to € 1,693 (January 1, 2006 to December 8, 2006) and € 740 (July 1, 2005 to December 31, 2005) in the statement of income.

Future minimum lease payments under non-cancelable operate lease agreements are as follows:

December 9 – 31, 2006	€0
2007	1,526
2008	630
2009	558
2010	544
2011	544
Thereafter	2,814

6,616

During the period of July 1, 2005 through July 1, 2008, Narricot has agreed to purchase € 580 of specific raw material products from a supplier at a fixed price for use in the air-bag coating line. In addition, Narricot has agreed to purchase 100% of its annual silicone requirements for use in the air-bag coating line from the same supplier through at least January 31, 2009. The Company has recognized € 424 in purchase commitments as of December 8, 2006 (€ 569 at December 31, 2005) related to this agreement. Accumulated volumes of purchase under these obligations totaled € 156 (January 1, 2006 through December 8, 2006) and € 11 (July 1, 2005 through December 31, 2005).

Note 23. Subsequent Events

On December 8, 2006, WLR Recovery Fund III, L.P. (“Fund III”), through its wholly-owned legal entity BST US Holdings Inc. (“BST Holdings”), acquired BST Safety Textiles Holding GmbH (“BST”). The acquisition was financed with €60 million of equity from Fund III, €125 from outside lenders (described below), and €3 million from two of BST’s senior executives who reinvested a portion of the proceeds from their sale of BST into the equity of BST Holdings. In addition to the payment of the purchase price those funds were used to pay back liabilities of BST as of December 8, 2006, in particular shareholder loans including interest of € 21.8 million and bank debt of € 70.0 million.

On December 8, 2006, BST Holdings entered into a credit facility (the “BST Facility”) consisting of a € 30 million revolving credit facility (the “BST Revolver”), a € 100 million first lien term loan (the “First Lien Term Loan”) and a € 25 million second lien term loan (the “Second Lien Term Loan”), all of which mature on June 30, 2009. The obligations of BST Holdings under the BST Facility are secured by substantially all of the assets of BST Holdings’ subsidiaries and a pledge by BST Holdings of the stock of its subsidiaries (which subsidiaries are engaged only in the conduct of BST’s business). The BST Facility contains affirmative and negative covenants customary for financing transactions of this type, and also contains provisions for mandatory repayment prior to maturity upon the occurrence of certain extraordinary corporate events. In addition, the BST Facility requires the payment of a commitment fee of 0.5% per year, payable quarterly. Borrowings under the BST Facility bear interest at a variable rate which is equal to EURIBOR or LIBOR plus an applicable margin. The margin for loans under the BST Revolver, the First Lien Term Loan and the Second Lien Term Loan is 2.5%, 2.5% and 5.25%, respectively.

On April 1, 2007, International Textile Group, Inc. completed the acquisition of all of the outstanding shares of BST Holdings in exchange for the issuance of approximately $84.0 million of preferred stock. International Textile Group, Inc. is a majority-owned affiliate of W.L. Ross & Co. LLC, which owns Fund III.